UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Information Required in Proxy Statement

Schedule 14a Information

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No.)

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

SUMMIT THERAPEUTICS INC.
(Name of Registrant as Specified In Its Charter)

Name of Person(s) Filing Proxy Statement, if other than the Registrant

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO PROXY STATEMENT FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS

This supplement (“Supplement”) relates to the notice of annual meeting of stockholders and proxy statement (the “Proxy Statement”) of Summit Therapeutics Inc., a Delaware corporation (“Summit”, “we”, “us” or the “Company”), previously filed by us with the Securities and Exchange Commission (“SEC”) on April 25, 2024 and furnished to our stockholders in connection with the solicitation of proxies by our board of directors (the “Board”) for the 2024 annual meeting of stockholders (the “Annual Meeting”) to be held on June 14, 2024, or any postponement or adjournment thereof. Except as supplemented by the information contained herein, this Supplement does not revise or update any of the information set forth in the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.
The purpose of this Supplement is to advise our stockholders that Ujwala Mahatme, who has served as a member of our Board since July 2020 and was nominated for election as a director at the Annual Meeting, has informed us that she wishes to resign to focus on her increasing professional commitments outside the Company. Ms. Mahatme resigned effective as of June 12, 2024 and informed the Company that she will not stand for election at the Annual Meeting. Her resignation was not due to any disagreement with the Company regarding the Company’s operations, policies or practices.
The Board has not designated a substitute nominee for Ms. Mahatme. The seat on the Board that she previously occupied will remain vacant until such time as her replacement is elected in accordance with the Company’s Bylaws.
If you have already voted and do not wish to change your vote, you do not need to do anything. Your votes will be tabulated as you previously instructed, except that votes with respect to Ms. Mahatme as a nominee for election as a director will be disregarded. You may revoke your proxy or change your vote by following the procedures described in the Proxy Statement. If you have not already voted, you may do so by following the procedures described in the Proxy Statement, and your vote with respect to the eight remaining nominees for election as directors will be tabulated accordingly. Any hard copy proxy card or voting instruction form that you may have received previously will not be updated to reflect the withdrawal of Ms. Mahatme as a director nominee and may continue to be used to vote shares in connection with the Annual Meeting.
We urge stockholders to vote and submit proxies in advance of the Annual Meeting by one of the methods described in the Proxy Statement.
The Board continues to recommend that you vote “FOR” the election to the Board of each of the eight remaining nominees.